Exhibit 99.1

Northern Power Systems Reports Second Quarter 2015 Results

Strong sequential revenue improvement

Barre, VT USA (12 August 2015) – Northern Power Systems Corp. (TSX: NPS), a next generation renewable energy technology company, today announced financial results for its second quarter ended June 30, 2015.

Revenues for the three months ended June 30, 2015 were $12.5 million, compared to $13.8 million in the second quarter of 2014. GAAP net loss for the second quarter of 2015 was $3.3 million, compared to a net loss of $2.1 million in the prior year second quarter. Order backlog at June 30, 2015 was approximately $41 million as compared to $40 million at June 30, 2014. June 30, 2015 backlog in constant currency to the prior year period would increase by approximately 10 percent.

“Revenues in our second quarter of 2015 were up fifty percent sequentially led by distributed turbine sales in our key markets,” stated Troy Patton, president and chief executive officer of Northern Power Systems. “Over the past several quarters, we have been working against substantial headwinds. We are particularly pleased to see sequential performance improvements demonstrating our operational successes in overcoming these challenges. On a year over year basis, our order activity continues to be strong, delivering over fifty percent expansion in our first half of 2015 compared to the same period in 2014 driven by our core markets. In addition, we are seeing new markets starting to demonstrate pipeline traction. With continued strength in backlog and pipeline, we remain on track to report full year top-line results on par with 2014 and likely demonstrating growth. Our third quarter performance is already giving us confidence in this outlook for a strong back half of 2015.”

“Our balance sheet continues to provide the underpinning for growth in our business. We are confident that we have the liquidity necessary to support growth of the business through 2016,” stated Ciel Caldwell, chief financial officer of Northern Power Systems. “Inventory levels have been declining through our second into our third quarter as predicted with thirty percent of our $15.2 million quarter ending inventory balance as inventory in-transit to customers. With blade supply in full production our sales of units are continuing to accelerate, and although the majority of the transition costs are now behind us, they notably impacted our second quarter margin profile.”

Consolidated Second Quarter Financial Metrics:

•	Revenue for the second quarter of fiscal year 2015 was at $12.5 million, compared to $13.8 million reported in the prior year period and $8.3 million reported in the first quarter of 2015.

•	Gross margin in the second quarter was 9.3 percent, down from gross margin of 15.9 percent in the prior year period.

•	GAAP net loss for the second quarter of fiscal year 2015 was $3.3 million, representing a 57 percent increase compared to a $2.1 million loss in the prior year second quarter.

•	Non-GAAP adjusted EBITDA loss for the second quarter was $2.7 million, representing a $1.5 million increase compared to a non-GAAP adjusted EBITDA loss of $1.2 million in the prior year second quarter.

Earnings Conference Call

The Company will host a conference call and webcast today, August 12, 2015 at 5:00 p.m. (EDT) to discuss the second quarter 2015 financial results and other matters.

To participate, callers in the United States should dial +1-877-317-6789, Canada +1-866-605-3852 and in other countries +1-412-317-6789. Participants should ask to be joined to the Northern Power Systems call.

The conference call will also be available via webcast on the Investor Relations section of Northern Power’s website (http://www.ir.northernpower.com). A webcast slide presentation for the quarterly results will also be available at the Company’s website.

About non-GAAP financial measures

To supplement Northern Power Systems’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), Northern Power Systems has used a non-GAAP financial measure, specifically non-GAAP adjusted EBITDA income (loss). Non-GAAP adjusted EBITDA income (loss) is defined as net income (loss), excluding share-based compensation expense, amortization of acquisition-related intangibles, depreciation of property, plant and equipment, interest expense, tax provision or benefit, and certain other non-cash impacts as applicable.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP adjusted EBITDA, please see the table captioned “Reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net income (loss)” included at the end of this release. The table has more details on the GAAP financial measure that is most directly comparable to non-GAAP adjusted EBITDA and the related reconciliation between these financial measures.

Northern Power Systems’ management believes that this non-GAAP financial measure provides meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. This non-GAAP financial measure also has facilitated management’s internal comparisons to Northern Power Systems’ historical performance and our competitors’ operating results, as well as reflects measurements which are used by creditors and other third parties in assessing our performance.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

•	Northern Power Systems has almost 40 years’ experience in technologies and products generating renewable energy.

•	Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 8 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.

•	Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.

•	Northern Power Systems’ FlexPhase™ power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.

•	Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

•	Some of the world’s largest manufacturers license the company’s next generation technology and IP for their utility and distributed wind products and markets.

To learn more about Northern Power Systems, please visit www.northernpower.com.

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on March 31, 2015, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Ciel R. Caldwell,

Chief Financial Officer

+1-857-209-3606

ir@northernpower.com

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(In thousands, except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
REVENUES:
Net revenue	$12,469	$13,770	$20,768	$27,526
Cost of revenues	11,306	11,574	17,764	24,140

Gross profit	1,163	2,196	3,004	3,386
Gross margin percentage	9.3%	15.9%	14.5%	12.3%
OPERATING EXPENSES:
Sales and marketing	1,150	898	2,462	1,678
Research and development	810	1,077	1,949	2,216
General and administrative	2,022	2,305	5,047	4,481

Total operating expenses	3,982	4,280	9,458	8,375

Loss from operations	(2,819)	(2,084)	(6,454)	(4,989)

Interest income (expense) - net	(71)	(32)	(97)	(272)
Other income (expense) - net	(25)	67	(112)	102

Loss before provision for income taxes	(2,915)	(2,049)	(6,663)	(5,159)
Provision for income taxes	383	15	768	29

NET LOSS	$(3,298)	$(2,064)	$(7,431)	$(5,188)

Foreign currency translation	18	—	(14)	—

COMPREHENSIVE LOSS	$(3,280)	$(2,064)	$(7,445)	$(5,188)

Net loss applicable to common shareholders	$(3,298)	$(2,064)	$(7,431)	$(5,188)

Net loss per common share - basic and diluted	(0.14)	(0.10)	(0.33)	(0.31)

Weighted average number of common shares outstanding - basic and diluted	22,765,949	21,088,589	22,765,526	16,964,388

Non-GAAP adjusted EBITDA net loss	$(2,704)	$(1,172)	$(6,185)	$(3,716)

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

(In thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,124	$13,142
Accounts receivable - net	4,228	3,491
Unbilled revenue	2,664	2,212
Inventories - net	15,190	16,456
Other current assets	3,152	3,799

Total current assets	31,358	39,100

Property, plant and equipment - net	2,089	1,854
Intangible assets - net	801	474
Goodwill	722	722
Other assets	604	704

Total Assets	$35,574	$42,854

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Working capital revolving line of credit	$3,000	$4,000
Accounts payable	4,038	4,153
Accrued expenses	7,604	7,579
Deferred revenue	3,746	4,275
Customer deposits	6,820	5,642
Other current liabilities	942	726

Total current liabilities	26,150	26,375

Deferred revenue, less current portion	2,055	2,041
Other long-term liability	313	308

Total Liabilities	28,518	28,724

SHAREHOLDERS’EQUITY:
Common stock	165,389	165,386
Additional paid-in capital	8,340	7,972
Accumulated other comprehensive income	(14)	—
Accumulated deficit	(166,659)	(159,228)

Total Shareholders’ Equity	7,056	14,130

Total Liabilities and Shareholders’ Equity	$35,574	$42,854

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(In thousands)

	For the six months ended June 30,
	2015	2014
OPERATING ACTIVITIES:
Net loss	$(7,431)	$(5,188)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for inventory obsolescence	132	93
Recovery of doubtful accounts	(90)	(88)
Stock-based compensation expense	368	602
Depreciation and amortization	383	569
Noncash implied license revenue	(420)	—
Loss on disposal of asset	50
Deferred income taxes	7	3
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	(1,099)	(4,209)
Inventories and deferred costs	855	(2,042)
Other current and noncurrent assets	1,141	247
Accounts payable	(115)	1,167
Accrued expenses	25	1,498
Customer deposits	1,178	(4,477)
Other liabilities	(416)	2,821

Net cash used in operating activities	(5,432)	(9,004)

INVESTING ACTIVITIES:
Proceeds from sale of property	—	1,218
Purchases of property and equipment	(575)	(600)

Net cash (used in) provided by investing activities	(575)	618

FINANCING ACTIVITIES:
Proceeds from private placement equity financing, net	—	19,662
Proceeds from revolving line of credit	3,000	—
Repayments on revolving line of credit	(4,000)	—
Proceeds from exercise of stock options	3	25
Debt principal payments	—	(441)

Net cash (used in) provided by financing activities	(997)	19,246

Effect of exchange rate change on cash	(14)	—

Change in cash and cash equivalents	(7,018)	10,860
Cash and cash equivalents - Beginning of the Period	13,142	4,534

Cash and cash equivalents - End of the Period	$6,124	$15,394

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA LOSS (unaudited)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(In thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014

NET LOSS	$(3,298)	$(2,064)	$(7,431)	$(5,188)
Interest expense	71	32	97	272
Provision for income taxes	383	15	768	29
Depreciation and amortization	193	391	383	569
Stock compensation expense	190	454	368	602
Non cash implied license revenue	(243)	—	(420)	—
Loss on disposal of asset	—	—	50	—

Non-GAAP adjusted EBITDA loss	$(2,704)	$(1,172)	$(6,185)	$(3,716)